UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 16, 2015

BANK OF THE CAROLINAS CORPORATION

(Exact name of Registrant as specified in its charter)

NORTH CAROLINA	000-52195	20-4989192
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File No.)	Identification number)

135 BOXWOOD VILLAGE DRIVE, MOCKSVILLE, NORTH CAROLINA 27028
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (336) 751-5755

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07	Submission of Matters to a Vote of Security Holders.

A special meeting of shareholders (the “Special Meeting”) of Bank of the Carolinas Corporation (the “Company”) was held on July 16, 2015. A total of 431,068,018 shares of the Company’s common stock, out of a total of 462,028,831 shares of common stock issued and outstanding and entitled to vote as of June 4, 2015 (the record date for the Special Meeting), were present in person or represented by proxy at the Special Meeting. A summary of the voting results for the following proposals, each of which is described in detail in the proxy statement/prospectus dated June 4, 2015, first mailed to the Company’s shareholders on June 8, 2015, is set forth below:

Proposal 1

The Company’s shareholders approved the proposal to approve the Agreement and Plan of Merger and Reorganization dated as of May 6, 2015, by and among Bank of the Ozarks, Inc., and its wholly owned bank subsidiary, Bank of the Ozarks, and the Company and the Company’s wholly owned bank subsidiary, Bank of the Carolinas (the “Merger Agreement”), as such agreement may be amended from time to time, and the merger and other transactions contemplated by the Merger Agreement. The following are the final voting results for this proposal:

FOR	AGAINST	ABSTAIN	BROKER NON-VOTES
430,444,213	617,654	6,151	- 0 -

Proposal 2

Because there were sufficient votes at the time of the Special Meeting to approve the proposal to approve the Merger Agreement, the vote on the proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies was not called.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BANK OF THE CAROLINAS CORPORATION

By:	/s/ Megan W. Patton
Megan W. Patton
Senior Vice President and Chief Financial Officer

Dated: July 20, 2015